Part IV


            LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES

                EXHIBIT 21 - SCHEDULE OF SUBSIDIARIES



NAME AND DOING BUSINESS AS:                    STATE OF  INCORPORATION

Lowe's Home Centers, Inc.                      North Carolina
Contractor Yards, Inc.                         North Carolina
Sterling Advertising, Ltd.                     North Carolina
LF Corporation                                 Delaware
Lowe's Home Centres (Canada), Inc.             Canada